Exhibit 95

Mine Safety Disclosure

The following disclosures are provided pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) and Item 104 of Regulation S-K, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that operate mines regulated under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). We currently do not act as the owner of any mines but we may act as a mining operator as defined under the Mine Act in connection with our continued exploration or mining operations.

The following table provides information for the year ended November 30, 2023. Due to timing and other factors, the data below may not agree with the mine data retrieval system maintained by MSHA.

Mine or Operation (1)
Whistler Project

Total # of “Significant and Substantial” Violations Under §104(a)	—
Total # of Orders Issued Under §104(b)	—
Total # of Citations and Orders Issued Under §104(d)	—
Total # of Flagrant Violations Under §110(b)	—
Total # of Imminent Danger Orders Under §107(a)	—
Total Amount of Proposed Assessments from MSHA under the Mine Act	$—
Total # of Mining-Related Fatalities(1)	—
Received Notice of Pattern of Violations under Section 104(e)	No
Received Notice of Potential to have Patterns under Section 104(e)	No
Pending Legal Actions	—
Legal Actions Instituted	—
Legal Actions Resolved	—

(1)	The definition of “mine” under section 3 of the Mine Act includes the mine, as well as roads, land, structures, facilities, equipment, machines, tools, and minerals preparation facilities used in or resulting from the work of extracting minerals.

Additional information about the Act and MSHA references used in the table are as follows:

●	Section 104(a) S&S Citations: Citations received from MSHA under section 104(a) of the Mine Act for violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard.
●	Section 104(b) Orders: Orders issued by MSHA under section 104(b) of the Mine Act, which represents a failure to abate a citation under section 104(a) within the period of time prescribed by MSHA. This results in an order of immediate withdrawal from the area of the mine affected by the condition until MSHA determines that the violation has been abated.
●	Section 104(d) S&S Citations and Orders: Citations and orders issued by MSHA under section 104(d) of the Mine Act for unwarrantable failure to comply with mandatory, significant and substantial health or safety standards.
●	Section 110(b)(2) Violations: Flagrant violations issued by MSHA under section 110(b)(2) of the Mine Act.
●	Section 107(a) Orders: Orders issued by MSHA under section 107(a) of the Mine Act for situations in which MSHA determined an “imminent danger” (as defined by MSHA) existed.